Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION ANNOUNCES AGREEMENT IN PRINCIPLE FOR NEW CREDIT FACILITY

Novato, CA—May 15, 2003—Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source®, announced today that it had signed an agreement in principle for a new $16.0 million secured credit facility with the CIT Group, Inc. The transaction is scheduled to close later this month, subject to negotiation of definitive agreements and satisfaction of certain closing conditions.

The new three-year renewable credit facility of $16.0 million will replace an existing $12.0 million facility (due to expire January 1, 2004) and will be used to fund operations.

“We are pleased to announce this preliminary understanding in regards to this new credit facility, which will allow Hall Kinion® to fund continued revenue growth,” stated Brenda Rhodes, Chairman and CEO. Further stated Rhodes, “We look forward to a mutually beneficial relationship with CIT and appreciate their help in securing a strong financial footing for Hall Kinion.”

About Hall Kinion & Associates

Hall, Kinion & Associates, Inc., The Talent Source for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors. The Company finds, evaluates and places industry-specific Technology and Corporate Professionals.

Founded in 1991, Hall Kinion completed its initial public offering in 1997. The Company operates two divisions, both of which provide consultants and direct-hire talent: the Technology Professional Division places highly-skilled experts in positions ranging from software engineering to CTO into technology, financial services, healthcare, government and energy sectors; and the Corporate Professional Services

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Hall, Kinion & Associates, Inc.

May 15, 2003/Page 2

Division (OnStaff®) places specialists at all levels into real estate, financial services and healthcare sectors. For the most current corporate and financial information, visit the Company’s Web site at http://www.hallkinion.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 29, 2002 and other filings made with the Securities & Exchange Commission.